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PROSPECTUS SUPPLEMENT                  FILED PURSUANT TO RULES 424(b)(5) AND (c)
TO PROSPECTUS DATED SEPTEMBER 19, 1994                 REGISTRATION NO. 33-55249


                               20,628,572 SHARES

                            SEAGATE TECHNOLOGY, INC.

                                  COMMON STOCK

        This Prospectus Supplement covers the resales by Safeco Income Fund (the "Selling Stockholder"), as principal, of up to 50,000 (post-split) shares of Common Stock, $.01 par value (the "Common Stock") of Seagate Technology, Inc. ("Seagate" or the "Company"). The shares of Common Stock covered by this Prospectus Supplement have been issued or are issuable to the Selling Stockholder upon conversion of the Company's 5% Convertible Subordinated Debentures Due 2003 (the "Debentures"). The Debentures were issued in a private placement on December 14, 1993. The up to 20,628,572 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the Debentures have been registered for resale from time to time by the holders thereof pursuant to Registration No. 33-55249 (the "Registration Statement"). This Prospectus Supplement should be read in conjunction with the Prospectus, dated September 19, 1994 (the "Prospectus"), to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

        Based on information provided to the Company, the total number of shares of Common Stock beneficially owned by the Selling Stockholder is 117,619 (post-split) shares, of which the Selling Stockholder will sell 50,000 (post-split) shares pursuant to this Prospectus Supplement. After such sale the Selling Stockholder will beneficially own 67,619 shares of Common Stock. The Selling Stockholder will use Robertson Stephens Inc. and Montgomery Securities as agents involved in the resale of the Common Stock being sold and such agents will earn a commission of $.06 per share. Additional selling stockholders or other information concerning the Selling Stockholder may be set forth from time to time in additional prospectus supplements.

        The Company's Common Stock is traded on the New York Stock Exchange under the symbol "SEG." The Conversion Shares sold pursuant to the Registration Statement have been authorized for listing on the New York Stock Exchange upon official notice of issuance. On November 21, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was $76.00 per (pre-split) share.

        The Company will not receive any of the proceeds from the sale of any of the Conversion Shares by the Selling Stockholder.

        SEE THE COMPANY'S FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THE PROSPECTUS AND INCORPORATED BY REFERENCE THEREIN FOR A DISCUSSION OF CERTAIN FACTORS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT IN THE CONVERSION SHARES. THE NUMBER OF CONVERSION SHARES SHOWN IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS REFLECTS THE ADJUSTMENT TO THE CONVERSION PRICE OF THE DEBENTURES ON NOVEMBER 12, 1996 BY VIRTUE OF THE TWO-FOR-ONE STOCK SPLIT OF THE COMMON STOCK EFFECTED IN THE FORM OF A STOCK DIVIDEND, THE RECORD DATE FOR WHICH WAS NOVEMBER 11, 1996.

                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

          The date of this Prospectus Supplement is November 22, 1996